Hoku Provides Update to Polysilicon Production Strategy

POCATELLO, ID July 10, 2009 -- Hoku Materials, Inc., a wholly-owned subsidiary of Hoku Scientific, Inc. (NASDAQ: HOKU), established to manufacture and sell polysilicon for the solar market, today announced it is in discussions with several strategic and financial investors regarding debt and equity financing. While the Company reported that the various sources of funding look promising, it expects it will need a few months to work through these options.  Hoku also reported that, in addition to seeking debt and equity alternatives, it had retained Deutsche Bank Securities, Inc. as its financial advisor to seek a possible sale of the Company.

To preserve cash and value while pursuing these opportunities, Hoku Materials will begin issuing orders for a temporary slowdown of construction and procurement activity at the polysilicon production facility currently under development in Pocatello, Idaho.  The Company had previously announced a strategic delay in constructing the TCS portion of the plant, and now plans to extend the slowdown to temporarily include the other areas as well.

“While we would prefer to progress faster in Pocatello, we remain very encouraged by the strong interest in our project among potential financiers, and by the continued commitment of our vendors and customers, as seen in recent amendments,” said Dustin Shindo, chairman and chief executive officer of Hoku Scientific, Inc. “Despite this temporary slowdown, we remain absolutely confident that this plant will be completed and that we can meet our customer commitments.  To that end, we have no plans to lay off any of our staff, including the first group of plant operators that we hired in Pocatello in June.”

 “We are caught in the same perfect storm that many other companies are facing: The credit crunch, a general economic downturn, pressure on polysilicon and PV pricing, and a global decline in investment capital,” said Mr. Shindo.  “Despite these challenges, we’ve made great progress in construction and we remain well-positioned to complete and operate our plant.  Further, we have no senior bank debt on the project, which gives us flexibility in structuring our future plant financing.”

 “This type of curtailment is fairly common on projects of this scale and complexity,” said Mason Evans, CEO of J.H. Kelly, Hoku Materials’ General Contractor. “They’ve gotten a few tough breaks with the market and general economic conditions, but having worked closely with Hoku Materials since they broke ground in 2007, we remain very confident that they will resolve the financing challenges and get us back to work quickly. We look forward to completing this facility for them.  In the meantime, we are maintaining a full time staff at the Pocatello site to ensure our ability to quickly ramp back up.”

Commenting on Hoku Solar, the Company’s Hawaii-based subsidiary focused on turnkey integration of photovoltaic (PV) power systems, Mr. Shindo noted, “The challenges in funding the polysilicon plant and the temporary construction slowdown applies exclusively to Hoku Materials. The companies are both wholly-owned subsidiaries of Hoku Scientific, but each operates completely independently of the other. We remain very excited about the opportunity to continue expanding Hoku Solar’s PV installation business and continue to actively install systems in Hawaii.”

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets, sells, and installs turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokucorp.com.

Hoku ®, Hoku Scientific ®, Hoku Solar™ and Hoku Fuel Cells™ are trademarks of Hoku Scientific, Inc., and Hoku Materials™ is a trademark of Hoku Materials, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku’s Scientific’s ability to raise debt or equity capital to finance the construction of its polysilicon plant, or to identify a strategic partner interested in financing, investing in or acquiring the Company; its ability to engineer and construct a production plant for polysilicon; the timing of when Hoku Materials will resume full-time construction and procurement activities for its polysilicon plant, if at all; its ability to manufacture polysilicon and to fufill its customer commitments; the Company’s plans regarding future employee layoffs; the Company’s future financial performance; its business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in the Company’s filings with the Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

SOURCE:
Hoku Scientific, Inc.

For more information contact:

Hoku Scientific, Inc.
1288 Ala Moana Blvd., Honolulu, Hawaii, 96814, USA
Tel: +1-808-682-7800
Email: ir@hokucorp.com
www.hokucorp.com